Exhibit 4.2

Execution Version

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), dated as of April 29, 2025, among QXO Building Products, Inc., a Delaware corporation (“QXO Building”), the Subsidiary Guarantors listed on the signature pages hereto (the “Subsidiary Guarantors”) and Wilmington Trust, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Queen MergerCo, Inc. (which merged with and into Beacon Roofing Supply, Inc., surviving as QXO Building Products, Inc.), a Delaware corporation (“Merger Sub”), and the Trustee have heretofore executed an indenture, dated as of April 29, 2025 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of 6.75% Senior Secured Notes due 2032 (the “Notes”), initially in the aggregate principal amount of $2,250,000,000;

WHEREAS, Section 5.01(a) of the Indenture provides that upon the consummation of the Merger, QXO Building and each Subsidiary Guarantor shall immediately execute and deliver to the Trustee a supplemental indenture pursuant to which (a) QXO Building will expressly assume all the obligations of Merger Sub under the Indenture and (b) each Subsidiary Guarantor will provide a Subsidiary Guarantee in respect of QXO Building’s obligations under the Indenture and the Notes; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, QXO Building and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, QXO Building, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.          Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.          Agreement to Assume Obligations.  QXO Building hereby agrees to unconditionally assume Merger Sub’s Obligations under the Notes and the Indenture and to be bound by all other applicable provisions of the Notes and the Indenture on the terms provided for therein and to perform all of the obligations and agreements of Merger Sub under the Indenture.

 3.          Agreement to Guarantee. Each of the Subsidiary Guarantors hereby agrees, jointly and severally, to unconditionally guarantee QXO Building’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

4.          Notices. All notices or other communications to QXO Building and each of the Subsidiary Guarantors shall be given as provided in Section 14.02 of the Indenture.

5.          Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.          Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.          Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or to statements made in the recitals.

8.          Counterparts.  This Supplemental Indenture may be executed electronically and in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile, email or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof.

9.          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

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 IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

QXO BUILDING PRODUCTS, INC., as Issuer

By:	/s/ Christopher Signorello
Name: Christopher Signorello
Title: Chief Legal Officer

BEACON SALES ACQUISITION, INC., as a Subsidiary Guarantor

By:	/s/ Christopher Signorello
Name: Christopher Signorello
Title: Chief Legal Officer

BEACON CANADA, INC., as a Subsidiary Guarantor

By:	/s/ Christopher Signorello
Name: Christopher Signorello
Title: Chief Legal Officer

COASTAL CONSTRUCTION PRODUCTS, LLC, as a Subsidiary Guarantor

By: Beacon Sales Acquisition, Inc., its managing member

By:	/s/ Christopher Signorello
Name: Christopher Signorello
Title: Chief Legal Officer

[Signature Page to Supplemental Indenture No. 1]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Barry Somrock
Name: Barry Somrock
Title: Vice President

[Signature Page to Supplemental Indenture No. 1]